Exhibit 99.1

Spirit Realty Capital, Inc. Announces

Acquisition of 123 Properties for $435 Million

Dallas, Texas, November 25, 2019 -- Spirit Realty Capital, Inc. (NYSE: SRC) (“Spirit” or “the Company”) announced today that it acquired 123 single-tenant properties for approximately $435 million in cash.

The transaction was executed at an approximate 7.86% initial capitalization rate with rents of $34.2 million, a weighted average remaining lease term of 8.7 years and approximately 2 million leasable square feet.

“We are excited to announce this transaction, which added many high-quality tenants and concepts to our portfolio, particularly in the restaurant, auto-related and home furnishings industries,” stated Jackson Hsieh, President and Chief Executive Officer. “This transaction provided a unique opportunity to acquire high-quality real estate, in solid trade areas with tenants we know well at an attractive risk-adjusted return.”

Updated 2019 Acquisition Guidance

Range
	Prior	Revised
Acquisitions ($ in billions)	$1.10 – 1.30	$1.25 – 1.35

Portfolio

This portfolio of 123 high-quality single-tenant retail assets has many attractive characteristics, including:

•	92% of rents escalate
•	99% of rents are triple-net
•	40% of rents are under master lease structures
•	78 restaurant properties
•	71% of rents are from service retail tenants, 29% from traditional retail tenants
•	Strong demographics include portfolio weighted average $65,000 5-mile household income and 160,000 5-mile population
•	Diversified across 26 states, with no state over 13.8% of rents
•	$3.5 million average investment per property

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This portfolio also has a wide variety of concepts, including:

The industries in this portfolio include:

	Number of Properties	% of Total Portfolio Rent
Restaurants - Casual Dining	23	16.8%
Home Furnishings	11	16.0%
Movie Theatres	4	15.8%
Restaurants - Quick Service	55	15.0%
Education	5	10.5%
Automotive Dealers	3	10.3%
Automotive Service	12	7.2%
Health and Fitness	3	4.8%
Specialty Retail	1	1.4%
Car Washes	1	0.7%
Automotive Parts	3	0.6%
Apparel	1	0.6%
Dollar Stores	1	0.3%
Grand Total	123	100.0%

ABOUT SPIRIT REALTY

Spirit Realty Capital, Inc. (NYSE: SRC) is a net-lease REIT that primarily invests in single-tenant, operationally essential real estate assets, subject to long-term net leases.

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As of September 30, 2019, our diversified portfolio was comprised of 1,623 owned properties and 43 properties securing mortgage loans. Our owned properties, with an aggregate gross leasable area of approximately 30.3 million square feet, are leased to 260 tenants across 48 states and 31 industries.

Investor Contact:

Pierre Revol

(972) 476-1403
InvestorRelations@spiritrealty.com

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